Exhibit 99.3

ECOLAB THIRD QUARTER 2019

3Q 2019 Overview

◢Sales:

▪

Reported sales +2%;  fixed currency sales +3% with acquisition adjusted fixed currency sales +2%. Steady growth in the Institutional and Other segments was partially offset by a 3% decline in Energy segment sales and moderately softer Industrial markets.

◢Operating Income:

▪	Reported operating margin +160 bps; adjusted operating margin and adjusted fixed currency operating margin were both +140 bps.
▪	Reported operating income +14% with adjusted operating income +11%; adjusted fixed currency operating income +12%.
▪	Growth was led by double-digit gains in our Industrial and Energy segments, as pricing and cost efficiency initiatives more than offset investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.59, +7%.
▪	Adjusted diluted EPS $1.71, +12% as strong operating income growth, led by pricing and cost efficiency initiatives, drove the gain.

◢Outlook:

▪	2019: Adjusted diluted EPS forecast narrowed to $5.80 to $5.90, +10% to 12%. The prior forecast was $5.80 to $6.00.
▪	4Q 2019: Adjusted diluted EPS forecast of $1.64 to $1.74, +6% to 13%.

The outlook provided herein is for consolidated Ecolab operations and continues to include the Upstream Energy business.

SUMMARY

Continued sales growth and strong margin expansion more than offset softer energy and industrial markets and unfavorable foreign exchange to once again deliver double-digit adjusted earnings per share growth.  Pricing, new business gains and product innovation led third quarter acquisition adjusted fixed currency sales and operating income growth, which along with cost efficiency actions, yielded the third quarter’s 12% adjusted diluted earnings per share increase.

Looking ahead, we expect to begin rebuilding our sales momentum in the fourth quarter, as the moderated delivered product cost environment has enabled us to reprioritize new business development versus pricing as our sales teams’ primary objective.  When coupled with our continued strong pricing and cost efficiency work, we continue to expect to deliver double-digit adjusted earnings per share for the full year 2019.  We narrowed our forecast range for full year 2019 adjusted diluted earnings per share to the $5.80 to $5.90 per share range, up 10% to 12%, reflecting further solid top line growth, moderated delivered product cost increases and rising benefits from cost efficiency programs.  The previous forecast range was $5.80 to $6.00.  At current rates of exchange, we expect foreign currency translation to have a $0.13 unfavorable impact on diluted earnings per share.

We look for fourth quarter adjusted diluted earnings per share to be in a $1.64 to $1.74 per share range, increasing 6% to 13% over the prior year, as continued margin expansion leverages the more moderate sales growth.  Currency translation is expected to have an unfavorable impact of approximately $0.02 per share in the fourth quarter.

Our focus on improving sales momentum, combined with the steady fundamental nature of Ecolab’s business – which is focused on the food, water and healthcare markets – and the large portion of our sales that are recurring, enables Ecolab to provide a resilient business model for superior long-term growth. We believe Ecolab’s long-term fundamentals are stronger than ever, and we will continue to invest in and develop these attractive operating strengths as we also work to continue delivering further superior shareholder returns.

HIGHLIGHTS

•	Third quarter reported diluted earnings per share were $1.59.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2019 adjusted diluted earnings per share increased 12% to $1.71. This compared with adjusted diluted earnings per share of $1.53 a year ago. Currency translation was an unfavorable $0.03 per share.

•

Reported consolidated sales rose 2%.  Acquisition adjusted fixed currency sales also increased 2%.  The Institutional and Other segments showed steady sales gains, more than offsetting a 3% decline in Energy segment sales and moderately softer Industrial markets.

•

Reported operating margins increased 160 basis points.  Adjusted operating income and adjusted fixed currency operating margins both expanded 140 basis points as price and cost efficiency gains led the increase.  Adjusted operating income rose 11% and adjusted fixed currency operating income rose 12%, continuing their strong improvement, led by double-digit income growth in the Industrial and Energy segments.

•

We are making steady progress on our announced intention to spin off our Upstream Energy business as a standalone publicly-traded company.  Ecolab continues to expect the spin-off transaction will be completed by mid-year 2020.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates across all of our segments. Our digital investments are developing very well and we look for them to add an expanding range of new actionable insights for customers to improve their operations, enhance their experience working with us and increase our sales force productivity and effectiveness.

•

We narrowed our forecast range for the full year 2019.  We look for adjusted diluted earnings per share to rise 10% to 12% to the $5.80 to $5.90 range, excluding special gains and charges and discrete tax items, as price and volume gains along with cost efficiency benefits more than offset the impact of moderated delivered product cost increases and business investments. The previous forecast range was $5.80 to $6.00.  Currency translation is expected to be an unfavorable $0.13 per share in 2019.

•

Fourth quarter adjusted diluted earnings per share are expected to be in the $1.64 to $1.74 range, up 6% to 13%. Currency translation is expected to be an unfavorable $0.02 per share in the fourth quarter.

•

In summary, we expect continued good fourth quarter earnings momentum to yield 10% to 12% adjusted diluted earnings per share growth for the full year 2019.  We continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth this year and for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	0%
Pricing	2%
Subtotal	2%
Acq./Div.	1%
Fixed currency growth	3%
Currency impact	-1%
Total	2%

Ecolab’s third quarter reported sales increased 2% when compared to the year ago period.  Fixed currency sales rose 3% and acquisition adjusted fixed currency sales increased 2%.  Looking at the growth components, consolidated volume and mix was flat and pricing increased 2%.  Acquisitions and divestitures added 1% and currency was a negative 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	5%	5%
Food & Beverage	8%	4%
Paper	-2%	-2%
Textile Care	2%	2%
Life Sciences	32%	7%
Total Global Industrial	5%	3%

WATER

Water sales increased 5%. All businesses and regions continued to grow, benefiting from strong pricing, as new business wins more than offset slower auto and steel markets in the quarter.  Light industry water treatment growth was led by its innovative technology and service offerings. Heavy industry sales continued to grow, showing strong international results.  Mining gains were led by new business wins.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We look for continued strong sales growth in the fourth quarter.

FOOD & BEVERAGE

Third quarter fixed currency Food & Beverage sales rose 8%. Adjusted for acquisitions, fixed currency sales rose 4% as corporate account wins, share gains and pricing more than offset generally flat industry trends.  Globally, we saw strong growth in our dairy and food segments, with moderate growth in the beverage and brewing and protein businesses.  Fixed currency sales showed good growth across all regions.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued good organic growth in the fourth quarter of 2019.

PAPER

Third quarter sales declined 2% reflecting comparison against a very strong period a year ago and softer containerboard market conditions this year which reduced volumes in major regions.

Paper continues to focus on corporate accounts and new business acquisition using its differentiated product innovation and service value proposition. We expect the fourth quarter to show flattish sales as new business offsets lower industry volume.

LIFE SCIENCES

Life Sciences third quarter fixed currency sales increased 32%.  Acquisition adjusted fixed currency growth was 7% as the timing of customer rollouts resulted in lower than trendline growth for the business in the quarter.  Third quarter results were led by business wins and pricing in our cleaning and disinfection programs for both the pharmaceutical and personal care markets, with good growth in Europe more than offsetting lower North America sales.

New business wins continue to be solid, and we expect sales growth to strengthen in the fourth quarter driven by volume gains, new product and service solutions and our expanded sales and service team.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	2%	2%
Specialty	12%	9%
Healthcare	3%	3%
Total Global Institutional	4%	3%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 2% in the third quarter, reflecting the previously disclosed exit of low margin business.

Adjusted fixed currency Institutional sales are estimated to have grown 4%. Global lodging demand continued to show moderate growth, while full-service restaurant industry foot traffic remained soft during the quarter.  Looking at Institutional’s regional fixed currency sales, Latin America showed strong growth, North America and Asia Pacific sales rose modestly and Europe sales were flat.

We continue to use our strong value proposition to aggressively drive sales and gain new business, invest in our corporate account sales teams, increase our share in existing units, develop emerging chain relationships, improve pricing and optimize our service delivery to customers in our regions and end markets.  These actions leverage our strong line of innovation across core platforms that improve customer results and reduce their water, energy and labor costs. We also continue to focus on business with appropriate margin, and this has resulted in the exit of certain low margin business that are impacting 2019 results.  We expect to further build on our industry leadership position and show continued solid underlying Institutional sales growth in the fourth quarter, with the reported sales reflecting the business exits.

SPECIALTY

Third quarter Specialty acquisition-adjusted sales grew 9% in fixed currencies, reflecting strong ongoing business and program wins.  We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business and program gains remain robust, driven by improved service coverage, new product and digital innovation, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning.  The food retail business also posted a strong quarter, with growth reflecting continued new customer additions as well as product and program introductions.

Momentum remains solid in the Specialty business and it should deliver another year of strong growth in 2019.  Fourth quarter growth will benefit from the timing of new customer rollouts, our strong new business pipeline, ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force.

HEALTHCARE

Fixed currency Healthcare sales grew 3% as strong sales of differentiated products and good program growth were partially offset by decreased sales of non-program products and business exits in North America. Regionally, we saw good growth in Europe with modest gains in North America.

We expect Healthcare sales to show continued modest growth in the fourth quarter, driven by our differentiated programs, continued good growth in Europe and solid international sales. Sales of our integrated environmental hygiene programs, which combine superior product offerings, premium on-site service programs and digital solutions, continue to show good growth as we execute the Ecolab value proposition.  Through this combination, we help hospitals reduce healthcare acquired infections and increase operational efficiencies, and it enables us to offset the commodity buying approach often used by the industry. The fundamental outlook for our business remains attractive, making us confident in its long-term growth potential. We continue to drive our differentiated product and program approach and expect it to yield improving future sales results for Healthcare.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-3%	-3%

Third quarter fixed currency Energy segment sales decreased 3%. Upstream sales declined 3% in the quarter as a significant decrease in the well stimulation business (reflecting the reduced North American industry drilling and completion activity that began late in 2018) more than offset good growth in production sales. Downstream sales were modestly lower due to the timing of new business start-ups and customer maintenance work.

We expect fourth quarter 2019 Energy segment sales to be similar to those in the year ago period as we drive new account growth in upstream and downstream to offset the continued slower North American drilling and completion activity.  Full year 2019 Energy segment sales are also expected to relatively unchanged from a year ago.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	6%	6%
Colloidal Technologies	11%	11%
Total Other	7%	7%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 6% in the third quarter with good growth across all major regions.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities as well as our digital solutions and field technologies.  We expect Pest Elimination sales to show continued good growth in the fourth quarter led by gains in all major markets.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Gross Profit	$ 1,610.5	42.2%	$ 1,556.5	41.5%	3%
Gross Profit (adj.)	$ 1,621.8	42.5%	$ 1,560.1	41.6%	4%

Third quarter gross margins adjusted for special charges increased 90 basis points versus last year’s adjusted margin, reflecting increased pricing and cost savings.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
SG&A	$ 962.5	25.2%	$ 964.7	25.7%	0%

The third quarter SG&A ratio to sales decreased 50 basis points from last year as sales leverage and cost savings actions more than offset investments in the business.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Operating Income	$ 587.6	15.4%	$ 516.2	13.8%	14%
Fixed Currency Operating
Income (adj.)	$ 665.7	17.3%	$ 594.2	15.9%	12%

Adjusted for special charges, fixed currency operating income margins were 17.3%, increasing 140 basis points from last year’s comparable margin.  Adjusted fixed currency and acquisition adjusted fixed currency operating income both increased 12% as pricing and cost savings initiatives more than offset investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Industrial Op. Inc.	$240.1	16.9%	$212.8	15.8%	13%
Acq./Div. Adj. Op. Inc.	$240.9	17.3%	$212.0	15.7%	14%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 14%.  Acquisition adjusted fixed currency margins increased 160 basis points as pricing and cost savings more than offset investments in the business.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Institutional Op. Inc.	$313.0	23.1%	$286.6	22.0%	9%
Acq./Div. Adj. Op. Inc.	$308.3	22.9%	$286.6	22.0%	8%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 8%.  Acquisition adjusted fixed currency margins increased 90 basis points as pricing and cost savings more than offset investments in the business.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Energy Op. Inc.	$103.6	12.4%	$88.9	10.3%	17%
Acq./Div. Adj. Op. Inc.	$103.7	12.4%	$89.1	10.4%	16%

Acquisition adjusted fixed currency Global Energy segment operating income increased 16%.  Acquisition adjusted fixed currency margins improved 200 basis points as pricing, lower delivered product costs and cost savings more than offset the impact of lower volume.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Other Op. Inc.	$48.8	20.1%	$48.0	21.1%	2%
Acq./Div. Adj. Op. Inc.	$48.7	20.1%	$48.0	21.1%	1%

Acquisition adjusted fixed currency operating income for the Other segment rose 1%. Acquisition adjusted fixed currency margins declined due to investments in the business and the comparison to a strong period last year.

($ millions - unaudited)	2019	2018
Corporate
Corp. Expense	($39.4)	($42.1)
Special Gains/(Charges)	(71.7)	(79.2)
Total Corporate Expense	($111.1)	($121.3)

Corporate expense includes amortization expense of $39 million in the third quarter of 2019 and $42 million in the third quarter of 2018 related to the Nalco merger intangible assets.

Corporate expense also includes net special charges of $72 million ($54 million after tax) primarily related to the previously announced efficiency initiative and the planned separation of the Upstream Energy business.

Special gains and charges for the third quarter of 2018 were a net charge of $79 million ($60 million after tax) primarily related to the previously announced efficiency initiative.

TAX RATE, SHARES AND CONSOLIDATED INCOME
The reported income tax rate for the third quarter of 2019 was 16.5% compared with the reported rate of 9.0% in the third quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.1% in the third quarter of 2019 compared with 19.5% for the same period last year.

Ecolab did not engage in open market repurchases during the third quarter of 2019.

The net of this performance is that Ecolab reported third quarter diluted earnings per share of $1.59 compared with $1.48 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, third quarter adjusted diluted earnings per share were $1.71 compared with $1.53 last year.  Currency translation had a $0.03 unfavorable impact on third quarter 2019 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	September 30
($ millions)	2019	2018
Cash and cash eq.	$ 135.9	$ 203.6
Accounts receivable, net	2,722.5	2,652.7
Inventories	1,586.7	1,587.9
Other current assets	425.0	378.1
PP&E, net	3,861.5	3,778.0
Goodwill and intangibles	10,948.9	10,898.8
Other assets	1,155.1	463.5
Total assets	$ 20,835.6	$ 19,962.6

Short-term debt	$ 779.1	$ 769.4
Accounts payable	1,269.4	1,195.3
Other current liabilities	1,871.0	1,625.1
Long-term debt	5,966.9	6,334.8
Pension/Postretirement	793.6	966.9
Other liabilities	1,543.2	1,088.1
Total equity	8,612.4	7,983.0
Total liab. and equity	$ 20,835.6	$ 19,962.6

	September 30
(unaudited)	2019	2018
Total Debt/Total Capital	43.9%	47.1%
Net Debt/Total Capital	43.4%	46.4%
Net Debt/EBITDA	2.1	2.3
Net Debt/Adjusted EBITDA	2.0	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 43% at September 30, 2019, with the net debt to adjusted EBITDA ratio at 2.0 times.

SELECTED CASH FLOW ITEMS

	Nine Months Ended
(unaudited)	September 30
($ millions)	2019	2018
Cash from op. activities	$ 1,599.7	$ 1,450.4
Depreciation	488.3	461.5
Amortization	240.2	238.9
Capital expenditures	550.4	634.1

FORECAST
The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business.  Ecolab continues to expect the spin off to be completed by mid-year 2020.

We expect 2019 sales to show good growth, with gross margins rising versus last year as pricing and volume gains more than offset moderated delivered product cost increases, with a lower selling, general and administrative ratio to sales, similar other income and lower interest expense and a similar adjusted tax rate.  We narrowed our forecast range for 2019 adjusted diluted earnings per share to $5.80 to $5.90, excluding special gains and charges and discrete tax items, representing a 10% to 12% increase over last year.  The prior range was $5.80 to $6.00.  At current rates of exchange, we expect foreign currency translation to have a $0.13 unfavorable impact on diluted earnings per share.

We expect fourth quarter adjusted diluted earnings per share to be in the $1.64 to $1.74 range, up 6% to 13% compared with $1.54 earned last year.  We look for moderate acquisition adjusted fixed currency sales growth. We expect gross margin to increase and the SG&A ratio to sales to improve versus last year, with similar other income, lower interest expense, and a higher adjusted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.02 impact on fourth quarter diluted earnings per share.

SUMMARY

In summary, we continue to expect steady sales trends in the fourth quarter led by pricing and volume gains, with expanding operating margins driven by our ongoing product innovation and improved cost efficiency, to yield double-digit earnings per share growth in the fourth quarter and full year 2019.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing, cost efficiency improvement and cost efficiency, and take the right actions to further drive profitable growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2019 fourth quarter and full-year financial and business results, sales and earnings growth, SG&A ratios to sales, interest expense, adjusted tax rate, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, foreign currency translation, and costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed spin-off of our Upstream Energy business will not be consummated within the anticipated time period or at all and the potential that the Upstream Energy business and Ecolab will not realize all of the expected benefits of the spin-off; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2019 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2019	2018	2019	2018

Net sales
Reported GAAP net sales	$ 3,817.9	$ 3,747.2	$ 11,082.7	$ 10,907.7
Effect of foreign currency translation	37.4	(7.0)	83.9	(155.9)
Non-GAAP fixed currency sales	3,855.3	3,740.2	11,166.6	10,751.8
Effect of acquisitions and divestitures	(36.6)	(1.5)	(92.4)	(13.3)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,818.7	$ 3,738.7	$ 11,074.2	$ 10,738.5

Cost of Sales
Reported GAAP cost of sales	$ 2,207.4	$ 2,190.7	$ 6,505.2	$ 6,409.1
Special (gains) and charges	11.3	3.6	22.8	3.5
Non-GAAP adjusted cost of sales	$ 2,196.1	$ 2,187.1	$ 6,482.4	$ 6,405.6

Gross Margin
Reported GAAP gross margin	42.2%	41.5%	41.3%	41.2%
Non-GAAP adjusted gross margin	42.5%	41.6%	41.5%	41.3%

Operating income
Reported GAAP operating income	$ 587.6	$ 516.2	$ 1,453.4	$ 1,365.1
Effect of foreign currency translation	6.4	(1.2)	11.9	(23.8)
Non-GAAP fixed currency operating income	594.0	515.0	1,465.3	1,341.3
Special (gains) and charges	71.7	79.2	173.4	117.2
Non-GAAP adjusted fixed currency operating income	665.7	594.2	1,638.7	1,458.5
Effect of acquisitions and divestitures	(3.9)	(0.6)	4.8	(0.2)
Non-GAAP acquisition adjusted fixed currency operating income	$ 661.8	$ 593.6	$ 1,643.5	$ 1,458.3

Operating Income Margin
Reported GAAP operating income margin	15.4%	13.8%	13.1%	12.5%
Non-GAAP adjusted fixed currency operating income margin	17.3%	15.9%	14.7%	13.6%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent and per share)	2019	2018	2019	2018

Interest expense, net
Reported GAAP interest expense, net	$ 46.1	$ 55.7	$ 145.0	$ 168.4
Special (gains) and charges, after tax	-	-	0.2	-
Non-GAAP adjusted interest expense, net	$ 46.1	$ 55.7	$ 144.8	$ 168.4

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 464.2	$ 435.4	$ 1,129.3	$ 1,034.0
Special (gains) and charges, after tax	53.7	60.1	131.1	88.7
Discrete tax net expense (benefit)	(16.5)	(47.2)	(43.2)	(35.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 501.4	$ 448.3	$ 1,217.2	$ 1,087.5

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.59	$ 1.48	$ 3.86	$ 3.53
Special (gains) and charges, after tax	0.18	0.20	0.45	0.30
Discrete tax net expense (benefit)	(0.06)	(0.16)	(0.15)	(0.12)
Non-GAAP adjusted diluted EPS	$ 1.71	$ 1.53	$ 4.16	$ 3.71

Provision for Income Taxes
Reported GAAP tax rate	16.5%	9.0%	16.7%	17.2%
Special gains and charges	1.0	2.1	0.9	0.6
Discrete tax items	2.6	8.4	2.8	2.6
Non-GAAP adjusted tax rate	20.1%	19.5%	20.4%	20.4%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,542.1	$ 1,608.5
Provision for income taxes	377.1	196.4
Interest expense, net	198.9	246.2
Depreciation	648.1	610.2
Amortization	318.3	318.0
EBITDA	$ 3,084.5	$ 2,979.3
Special (gains) and charges impacting EBITDA	192.2	83.4
Adjusted EBITDA	$ 3,276.7	$ 3,062.7

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,418.9	($25.9)	$ 1,393.0	$ 1,348.5	($1.3)	$ 1,347.2
Global Institutional	1,357.1	(9.9)	1,347.2	1,304.9	-	1,304.9
Global Energy	836.5	-	836.5	859.4	-	859.4
Other	242.8	(0.8)	242.0	227.4	(0.2)	227.2
Subtotal at fixed currency rates	3,855.3	(36.6)	3,818.7	3,740.2	(1.5)	3,738.7
Currency impact	(37.4)			7.0
Consolidated reported GAAP net sales	$ 3,817.9			$ 3,747.2

Operating Income
Global Industrial	$ 240.1	$ 0.8	$ 240.9	$ 212.8	($0.8)	$ 212.0
Global Institutional	313.0	(4.7)	308.3	286.6	-	286.6
Global Energy	103.6	0.1	103.7	88.9	0.2	89.1
Other	48.8	(0.1)	48.7	48.0	-	48.0
Corporate	(39.8)	-	(39.8)	(42.1)	-	(42.1)
Adjusted at fixed currency rates	665.7	(3.9)	661.8	594.2	(0.6)	593.6
Special (gains) and charges	71.7			79.2
Reported OI at fixed currency rates	594.0			515.0
Currency impact	(6.4)			1.2
Consolidated reported GAAP operating income	$ 587.6			$ 516.2

	Nine Months Ended September 30
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,102.0	($75.0)	$ 4,027.0	$ 3,828.9	($10.6)	$ 3,818.3
Global Institutional	3,895.9	(16.4)	3,879.5	3,769.4	-	3,769.4
Global Energy	2,488.6	(0.1)	2,488.5	2,516.9	(2.5)	2,514.4
Other	680.1	(0.9)	679.2	636.6	(0.2)	636.4
Subtotal at fixed currency rates	11,166.6	(92.4)	11,074.2	10,751.8	(13.3)	10,738.5
Currency impact	(83.9)			155.9
Consolidated reported GAAP net sales	$ 11,082.7			$ 10,907.7

Operating Income
Global Industrial	$ 596.3	$ 3.1	$ 599.4	$ 497.6	($2.4)	$ 495.2
Global Institutional	767.8	1.8	769.6	729.3	-	729.3
Global Energy	270.9	0.1	271.0	243.9	2.3	246.2
Other	123.1	(0.2)	122.9	114.0	(0.1)	113.9
Corporate	(119.4)	-	(119.4)	(126.3)	-	(126.3)
Adjusted at fixed currency rates	1,638.7	4.8	1,643.5	1,458.5	(0.2)	1,458.3
Special (gains) and charges	173.4			117.2
Reported OI at fixed currency rates	1,465.3			1,341.3
Currency impact	(11.9)			23.8
Consolidated reported GAAP operating income	$ 1,453.4			$ 1,365.1

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.27	$ 2.28	$ 1.59	$ 3.86
Adjustments:
Special (gains) and charges (3)	0.11	0.16	0.26	0.18	0.45
Discrete tax expense (benefits) (4)	(0.09)	-	(0.09)	(0.06)	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 includes $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million, $29.1 million, and $21.7 million, net of tax, of in the first, second and third quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the Upstream energy spin-off of $3.3 million, $14.5 million, and $24.0 million, net of tax, in the first, second and third quarters, acquisition and integration costs of $2.1 million $1.7 million, and $5.3 million, net of tax, in the first, second and third quarters, and net (gains) and charges for litigation and other charges of ($4.3 million) $4.1 million, and $2.7 million, net of tax, in the first, second and third quarters, respectively.

(4) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million, and ($8.2) million of tax benefits associated with stock compensation excess tax benefits in the first, second and third quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million benefit, $6.3 million expense, and ($4.3) million benefit in the first, second and third quarters and other discrete taxes of a ($3.9) million benefit, $7.8 million expense, and ($4.0) million benefit in the first, second and third quarters, respectively.